Communication to Internal/External Wholesalers and Financial Advisors

VALIC Company I—Change to sub-classification for Growth Fund and Science & Technology Fund from “diversified” to “non-diversified” under the Investment Company Act of 1940

On December 23, 2020, VALIC Company I (“VC I”) filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) regarding a proposed change to the sub-classification of the Growth Fund and Science & Technology Fund from “diversified” to “non-diversified” under the Investment Company Act of 1940. This proposal is subject to approval by shareholders of each of the Growth Fund and Science & Technology Fund, respectively.

What is happening?

At a special meeting to be held on March 9, 2021, shareholders of each Fund will be asked to consider and vote on the following proposal:

To approve a change to the Fund’s sub-classification under the Investment Company Act of 1940 from “diversified” to “non-diversified” and to eliminate the Fund’s related fundamental investment restriction (to be voted on separately by each Fund’s shareholders).

Proxy Materials.

The proxy statement contains important information with respect to this proposal. If you have any questions, please read the complete proxy statement and any additional definitive materials filed on the SEC’s EDGAR database. A link to the proxy statement can be found below.

Definitive Proxy Statement Filing (Q&A contained in pages i to iv)

Securities and investment advisory services offered through VALIC Financial Advisors, Inc. (VFA), member FINRA, SIPC and an SEC-registered investment adviser.

Annuities are issued by The Variable Annuity Life Insurance Company (VALIC), Houston, TX. Variable annuities are distributed by its affiliate, AIG Capital Services, Inc. (ACS), member FINRA.

AIG Retirement Services represents AIG member companies — The Variable Annuity Life Insurance Company (VALIC) and its subsidiaries, VALIC Financial Advisors, Inc. (VFA) and VALIC Retirement Services Company (VRSCO). All are members of American International Group, Inc. (AIG).